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                                                                    EXHIBIT 99.2

WEDNESDAY JULY 3, 5:42 PM EASTERN TIME

AFFILIATED COMPUTER SERVICES IN TALKS TO BUY P&G'S BACK-OFFICE OPERATIONS


By: Elliot Spagat, Staff Reporter Of The Wall Street Journal
DALLAS -- Affiliated Computer Services Inc. is the sole candidate to buy Procter & Gamble Co .'s back-office operations and it is in serious discussions to buy those operations for equity as part of an outsourcing deal valued at up to $8 billion over 10 years, people familiar with the matter said Wednesday. P&G and Affiliated officials emphasized that key details still must be negotiated, but a P&G spokesman said the company isn't talking with any of Affiliated's rivals after considering "virtually every player in the industry." The two companies have been in discussions for about 15 months.

"We are focusing solely on [Affiliated]," said the P&G spokesman, Damon Jones. "We haven't made a final decision and things change, but that's where we're focused."

P&G, the maker of Tide, Pampers and Crest, would become one of Affiliated's largest shareholders, said Mark King, chief operating officer of Dallas -based Affiliated. T. Rowe Price Group Inc. (TROW) is currently the largest holder with about a 10% stake, he said.

P&G would also pay Affiliated $700 million to $800 million a year for 10 years to manage about 80% of its back-office operations -- ranging from payroll and human resources to accounting and travel services, said one person close to the matter. About 5,700 P&G employees in some 60 countries would move to Affiliated, which posted $2.21 billion in revenue for fiscal nine months ended March 31 .

The deal would add to Affiliated's earnings immediately, Mr. King said.

Affiliated was competing against its much-larger, cross-town rival, Electronic Data Systems Corp. , which withdrew its bid Monday, saying the acquisition price and initial costs were too high. P&G said it was "surprised" by EDS' move.

Affiliated denied that that the initial costs were high, saying it would keep capital spending at about 5% of revenue. "If EDS believed it was going to be capital-intensive, then they must have been offering a different solution, Mr. King said. "This deal is not capital-intensive."

Mr. Jones, the P&G spokesman, agreed that capital expenses would be "very low."

The deal would accelerate a trend among outsourcing companies to expand from the traditional work of running computer networks and phone systems to more labor-intensive jobs like processing expenses and answering employee questions about stock options. It would rank as one of the largest outsourcing deals ever.

Affiliated employs 35,000 people, including 16,000 that were added in the last year, Mr. King said. About 5,500 joined the company in its recent acquisition of Lockheed Martin (NYSE: LMT - News) Corp.'s subsidiary.

Write to Elliot Spagat at elliot.spagat@wsj.com